THE SECURITIES REPRESENTED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                                November 7, 2000

                       5.1% SECURED CONVERTIBLE DEBENTURE

FOCUS SURGERY, INC. ("Focus"), a Delaware corporation, for value received, hereby promises to pay to Misonix, Inc., a New York corporation (the "Holder) at the address set forth in Section 9.2(b) hereof or at such other address as the Holder may designate in writing, the principal sum of $300,000 on December 22, 2002 in lawful money of the United States of America, together with interest thereon from the date on the amount of the principal amount outstanding from time to time at the interest rate hereinafter set forth until payment in full of the outstanding principal balance, in accordance with all the terms of this Debenture. The principal shall be made available to Focus in three installments of $100,000 each, the first within two Business Days after the execution hereof, the second on or before November 24, 2000 and the third on or before December 22, 2000.

                                    ARTICLE I

                                 INTERPRETATION

1.1 Definitions. The terms used in this Debenture shall, unless there is something in the subject matter or the context inconsistent therewith, have the following meanings:

          (a) "Accumulated Debt" at any time means the aggregate of the Loan Amount plus all interest accrued thereon at the time minus all amounts in respect thereof paid by Focus to the Holder.

          (b) "Business Day" means a day (other than a Saturday or a Sunday) on which banks are generally open for business in New York, New York.

          (c) "Closing Date" means November 7, 2000 or such other date as Focus agrees as the date for the execution and delivery of this Debenture.

          (d) "Common Shares" means fully paid and non-assessable Series M common shares, without par value, of Focus.

          (e) "Common Stock" means all of the issued and outstanding common shares, of every series, of Focus.

          (f) "Consolidation Event" means any reduction in the number of Common Shares resulting from an alteration by any corporate means to the share capital of Focus.

          (g) "Consolidation Factor" means the quotient obtained when the number of Common Shares immediately prior to a Consolidation Event is divided by the number of Common Shares immediately after the Consolidation Event.

          (h) "Conversion Number" at any time means the quotient obtained when the Accumulated Debt at the time is divided by the Conversion Price at the time.

          (i) "Conversion Option" means the right of the Holder hereunder to convert the Accumulated Debt to Common Shares.

          (j) "Conversion Price" at any time means the price at which Focus will issue Common Shares pursuant to the Conversion Option, determined in accordance with Section 4.5.

          (k) "Event of Default" has the meaning ascribed to it in Section 8.1 hereof.

          (l) "GSA" means a general security agreement between Focus and the Holder granting to the Holder a first priority security interest (subject to the provisions of the Intercreditor Agreement) in all presently owned and after acquired property of Focus.


          (m) "Intercreditor Agreement" means an intercreditor agreement between the Holder and Takai Hospital Supply Co., Ltd., a Japanese corporation ("Takai"), of even date herewith.

          (n) "Loan" or "Loan Amount" means a loan in the amount of $300,000 made by the Holder to Focus pursuant to this Debenture.

          (o)  "Option" has the meaning ascribed to it in Section 2.3 hereof.

          (p)  "Permitted Encumbrances" means:

               (i) liens or privileges imposed by law in respect of obligations not yet due or delinquent such as carriers' liens, warehousemen's liens and other privileges of a similar nature; or liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity of which is being in good faith diligently contested in appropriate proceedings; or undetermined or inchoate liens, privileges and charges incidental to current operations, that have not been filed pursuant to law or that relate to obligations not due or delinquent;

               (ii) minor encumbrances, including without limitation, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other persons, rights of way for sewers, electric lines, telegraph, telephone lines, oil and gas pipelines and related facilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, servitudes, rights of way, other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the business of their owner; and

              (iii) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by Focus by any statutory provision, to require annual or other periodic payment as a condition of the continuance thereof.

          (q) "Registration Statement" means a registration statement which registers the Common Shares to be issued by Focus pursuant to the Conversion Option for sale under the Securities Act of 1933, as amended.

          (r)  "Repayment Date" means December 22, 2002.

1.2 Headings. The division of this Debenture into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Debenture.

1.3 Number and Gender. Words herein importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.4 Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. Any legal action or proceeding with respect to this Debenture against the parties hereto may be brought in the Courts of the Supreme Court of the State of New York, New York County or the Federal District Court for the Southern District of New York, which Courts the parties agree to be a convenient forum for the resolution of any such legal action or proceeding, and each of the parties hereto hereby irrevocably submits to the jurisdiction of said Courts.

1.5 Severability. If any one or more of the provisions contained in this Debenture should be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not thereby in any way be affected or impaired.


                                    ARTICLE II

                                  LOAN FACILITY

2.1 Loan Amount. Subject to all the terms and conditions herein, the Holder agrees to lend the sum of $300,000 to Focus, to be disbursed in three equal installments of $100,000 each, the first within two Business Days after the Closing Date, the second on or before November 24, 2000 and the third on or before December 22, 2000.

2.2 Method of Payment. The Loan Amount shall be made available in three equal installments by wire transfer of funds to the bank account which Focus designates by written notice to the Holder.

2.3 Option for Additional Loan. The parties agree that the Holder shall have the right and option to lend Focus an additional $150,000 (the "Option") and, in connection with the exercise of the Option, to cause Focus to execute and deliver to the Holder its convertible debenture. The Option and the convertible debenture issued pursuant to the exercise thereof shall be substantially in the form of Exhibit A annexed hereto.

                                   ARTICLE III

                                    INTEREST

3.1 Rate of Interest. Focus shall pay the Holder interest on the Loan Amount outstanding from time to time at a rate equal to 5.1% per annum, payable when the Loan Amount is due and payable, whether at maturity or by acceleration. Interest payments shall be made by separate check payable to the order of the Holder. After maturity (whether by declaration or otherwise) the interest rate chargeable hereunder on the Loan Amount so matured and any unpaid interest shall be a rate per annum equal to five percent (5%) above the prime rate published by the Wall Street Journal.

3.2 Calculation of Interest. Interest shall be calculated on the Loan Amount daily from the date of receipt of funds by Focus on the basis of a 365 day year both before and after default and maturity.

                                    ARTICLE IV

                            REPAYMENT AND CONVERSION

4.1 Mandatory Repayment. Unless the holder has exercised the Conversion Option, Focus shall pay to the Holder the Accumulated Debt on the Repayment Date.

4.2 Voluntary Prepayment. Focus may from time to time prepay all or part of the Accumulated Debt, without premium or penalty, upon giving not less than ten (10) Business Days' written notice to the Holder specifying the amount of prepayment and the date for the making thereof; provided that the Loan Amount hereunder shall be permanently reduced by the amount of any such prepayment.

4.3 Place of Payment. All payments of principal, interest, fees and other amounts payable under or by virtue of this Debenture shall be made to the Holder by payment as directed by the Holder from time to time. All such payments shall be in United States dollars.

4.4 Conversion. This Debenture shall be convertible at the option of the Holder at any time after December 22, 2000 and up to and including the Repayment Date if the Holder gives written notice thereof (the "Conversion Notice") to Focus stating that the Holder has elected to convert all its rights under this Debenture including the Accumulated Debt at the time of the Conversion Notice into the Conversion Number of fully paid and non-assessable Common Shares, rounded to the nearest one-tenth of one share. If the Holder elects to convert all its rights under this Debenture then the Holder shall surrender this Debenture, duly endorsed on behalf of the Holder, at the registered office of Focus at or after the time of delivery of the Conversion Notice. Focus shall issue and deliver to the Holder a certificate or certificates for the number of Common Shares to which the Holder shall be entitled. The conversion shall be deemed to have occurred immediately prior to the close of business on the date of the surrender of this Debenture to be converted (the "Conversion Date"), and the Holder shall be treated for all purposes as the registered holder of such Common Shares as of that date. Focus shall cancel this Debenture when surrendered to Focus and shall so annotate its books and records. Upon the issuance and delivery of the Common Shares, the Holder shall have no more rights under this Debenture and shall be treated for all purposes as the registered holder of Common Shares as of that date. No fractional Common Shares shall be issued on the conversion of this Debenture. If any fractional interest in a Common Share would, except for the provisions of this subparagraph, be deliverable on the conversion of this Debenture, Focus shall, in lieu thereof, adjust the fractional interest by payment to the Holder of an amount in cash (computed to the nearest cent) equal to the then Conversion Price multiplied by the fractional interest.

4.5 Conversion Price. Subject to section 4.6, the Conversion Price shall be $1,200 per share.

4.6 Adjustments to Conversion Price. Subject to section 4.8, the Conversion Price shall be subject to adjustment from time to time in the event of a stock split or stock dividend of Common Stock (any of which is referred to herein as a "Dilution Event"). Upon a Dilution Event, the Conversion Price shall be adjusted, rounded to the nearest US$0.01, to be equal to the Conversion Price immediately prior to the Dilution Event, multiplied by a fraction, the numerator of which is the sum of (y) the number of shares of Common Stock outstanding immediately prior to the Dilution Event, including the number of shares of Common Stock issuable upon exercise of all options, warrants, or rights, upon conversion of all convertible securities or upon conversion of all securities issuable upon exercise of all options, warrants, or rights for such convertible securities issued in all prior Dilution Events plus (z) the number of shares of Common Stock that the effective price for any Common Stock issued in respect of the Dilution Event giving rise to this adjustment would purchase at the then Conversion Price, and the denominator of which is the number of shares of Common Stock outstanding immediately after the Dilution Event, including the number of shares of Common Stock issuable upon exercise of all options, warrants, or rights, upon conversion of all convertible securities, or upon conversion of all convertible securities issuable upon exercise of all options, warrants, or rights for such convertible securities issued in this and all prior Dilution Events. The effective price for any Common Shares issued in respect of any Dilution Event shall be the sum of all cash and the fair market value of all property other than cash, as determined by Focus' board of directors in good faith and absent manifest error, received or applied to the benefit of Focus plus, for options, warrants, and rights, the amount equal to the exercise price multiplied by the number of securities subject to such option, warrant, or right.

4.7 Record of Adjustments. Upon any adjustment of the Conversion Price, Focus shall maintain at its registered office a statement, signed by the President and the Chief Financial Officer, showing in reasonable detail the facts requiring the adjustment and the Conversion Price after the adjustment.

4.8 Other Adjustments. If Focus shall reorganize or reclassify its capital (other than a subdivision or consolidation of its outstanding Common Stock), consolidate or merge with or into another corporation, or convey all or substantially all of its assets to another corporation, this Debenture shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Common Shares deliverable on conversion of this Debenture would have been entitled on the reorganization, reclassification, consolidation, merger, or conveyance; and in any such case, appropriate adjustments (as determined by the Board of Directors of Focus) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable on conversion of this Debenture.

4.9 Other Actions. Simultaneously with the execution and delivery of this Debenture, Focus and the Holder shall execute and deliver a Consulting Agreement, in the form of Exhibit B annexed hereto (the "Consulting Agreement").

4.10 Reservation of Shares. Focus shall at all times reserve and keep available, out of its authorized but unissued Common Shares solely for the purpose of effecting conversion of this Debenture or exercise of the Warrant, the full number of Common Shares deliverable on conversion of this Debenture. Focus shall, from time to time, in accordance with applicable law, increase the authorized number of Common Shares if at any time the authorized number of Common Shares remaining unissued shall not be sufficient to permit the conversion of this Debenture.

4.11 Issue Costs. Focus shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of this Debenture.

                                    ARTICLE V

                                    SECURITY

5.1 Security. On the Closing Date Focus shall grant to the Holder as security for its obligations under or by virtue of this Debenture a first priority security interest (subject to the provisions of the Intercreditor Agreement) in all of Focus' assets by execution and delivery of the GSA, in the form of Exhibit C annexed hereto.

5.2 Inconsistency. In case of any inconsistency between the provisions of this Debenture and the provisions of the GSA, the provisions of this Debenture shall prevail.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1 Conditions For Benefit of the Holder. The following are conditions precedent to the obligation of the Holder to make the Loan and the Holder shall not be obliged to make the Loan unless all of the following conditions precedent have been satisfied or waived in writing by the Holder as of the Closing Date:

          (a) the GSA shall have been duly executed and delivered and all financing statements in respect thereof shall have been filed in all appropriate registries;

          (b) the Option shall have been duly executed and delivered to the Holder;

          (c) the Consulting Agreement shall have been duly executed and delivered to the Holder;

          (d) the Holder shall have received certified copies of resolutions of the directors of Focus approving and authorizing this Debenture;

          (e) the representations and warranties contained in Article VII hereof were true and correct at the time they were made and continue to be true and correct;

          (f) no breach of any of the covenants contained in Article VIII hereof has occurred and is continuing;

          (g) no Event of Default and no event which, through the giving of notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing; and

          (h) the making of the Loan is not contrary to any statutes, regulations, restrictions or rules of any competent regulatory authority having jurisdiction over the Holder.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Focus represents and warrants to the Holder that:

          (a) Focus is duly incorporated and validly existing under the laws of the State of Delaware;

          (b) Focus has all corporate power and owns all assets (including licenses) necessary in any material respect to carry on its business;

          (c) the financial statements of Focus for the year ended June 30, 2000 fairly reflected the financial condition of Focus as of the date of such statements and there has been no material adverse change in the financial condition of Focus since June 30, 2000;

          (d) there are no facts that materially adversely affect, or so far as Focus can reasonably foresee would materially adversely affect, the properties, assets, conditions (financial or otherwise), business or operations of Focus;

          (e) Focus is not in breach of or in default under any applicable law, statute or regulation of any jurisdiction where it carries on business or any agreement or instrument to which it is a party which in any way would materially adversely affect the ability of Focus to meet its obligations under this Debenture or the GSA;

          (f) there are no actions or proceedings pending (including appeals or applications for review), or to the best knowledge of Focus threatened, before any court, arbitrator, administrative agency, referee or governmental body which, if determined against Focus, would result in a change occurring in the properties, assets, conditions (financial or otherwise) business or operations of Focus which would materially adversely affect the ability of Focus to meet its obligations under this Debenture or the GSA or to carry on its business;

          (g) Focus has the corporate power and authority to enter into this Debenture and the GSA and to perform its obligations hereunder and thereunder;

          (h) each of this Debenture and the GSA has been duly authorized, executed and delivered by Focus and is a valid and legally binding obligation of Focus enforceable against it in accordance with their respective terms;

          (i) neither the execution and delivery of this Debenture or the GSA nor performance in accordance therewith is or will constitute a breach or a default under:

               (i) any law, statute or regulation of any jurisdiction where Focus is carrying on business;

               (ii) the charter documents of Focus; or

               (iii)any agreement or instrument to which Focus is a party which breach or default would materially adversely affect (x) the ability of Focus to carry on business, (y) the legality, validity or enforceability of this Debenture or the GSA or (z) the ability of Focus to perform its obligations under this Debenture or the GSA;

          (j) Focus has good and marketable title to all its properties and assets free and clear of all liens, charges and encumbrances other than Permitted Encumbrances;

          (k) Focus has paid on a timely basis with the appropriate authorities all federal, state and local taxes and any other amounts due to federal, state and local governmental authorities that are capable of forming a lien, charge or encumbrance in favor of such authorities against any of the assets of Focus; and

          (l) all necessary consents, approvals and waivers have been obtained to permit Focus to enter into this Debenture and the GSA.

7.2 Nature of Representations and Warranties. The representations and warranties set out in this Article VII shall survive the execution and delivery of this Debenture and the GSA notwithstanding any investigations or examinations made by the Holder or its counsel, and the Holder shall be deemed to have relied on such representations and warranties when making the Loan.

                                  ARTICLE VIII

                               COVENANTS OF FOCUS

  8.1 Affirmative Covenants. Focus covenants and agrees to and with the Holder that so long as the Accumulated Debt or any portion thereof is outstanding:

          (a) Focus shall use the Loan proceeds solely for the following purposes:

               (i) the completion of the benign prostate hyperplasia clinical trials;

               (ii) the production and testing by Misonix of the high intensity focused ultrasound device, currently called the SB 500, developed by Focus for the process of tissue ablation;

               (iii) administration expenses; and

               (iv) salaries and related payroll expenses.

          (b) Focus will observe and perform all of the covenants, agreements, terms and conditions to be respectively observed and performed by Focus in this Debenture and the GSA;

          (c)  the Holder will be provided with:

               (i) the unaudited financial statements of Focus for each fiscal quarter end prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently, within forty five (45) days of each fiscal quarter end (not including the fiscal year end);

               (ii) the unaudited financial statements of Focus for each fiscal year end prepared in accordance with GAAP applied consistently, within ninety (90) days of each fiscal year end of Focus;

               (iii) such other financial and other information relating to
                    Focus as the Holder may reasonably request.

          (d) Focus will carry on and conduct its business in a proper and efficient manner, will keep all of its assets in a good state of repair and in proper working condition, and will keep or cause to be kept accurate books and records;

          (e) Focus will from time to time pay all rents, taxes, rates, levies or assessments, ordinary or extraordinary, and government fees or dues levied, assessed or imposed upon Focus or its assets capable of forming a lien, charge or encumbrance on any of the assets of Focus, as and when the same become due and payable unless their validity is disputed in good faith by Focus and the Holder is provided security acceptable to it, acting reasonably, for the payment of same;

          (f) Focus will maintain its corporate existence and all registrations in jurisdictions in which it is carrying on business;

          (g) Focus will maintain all licenses and permits required to carry on its business and will not transfer, surrender or otherwise dispose of any such licenses or permits;

          (h) Focus will comply with all laws, regulations, rules and orders, the non-compliance with which could have a material adverse effect on its business or condition (financial or otherwise);

          (i) Focus will forthwith on becoming aware of same, provide the Holder with notice of the occurrence of any Event of Default or any event which, through the giving of notice or lapse of time or both, would constitute an Event of Default;

          (j) Focus will cause all the property and assets of Focus which are of a character usually insured by companies operating like businesses to be insured and kept insured in such amounts as the Holder may reasonably require against loss or damage from any cause which is customarily insured against by companies carrying on like businesses with insurers approved by the Holder, with the Holder as a loss payee as its interest may appear, and will pay all premiums necessary for such purpose as the same shall become due and shall provide particulars of all such policies and all renewals thereof to the Holder, all such policies or contracts to be on terms reasonably satisfactory to the Holder; and

          (k) Focus will maintain public liability insurance in such amounts as the Holder may reasonably require with insurers approved by the Holder, acting reasonably, and will pay all premiums necessary for such purpose as the same shall become due and shall provide particulars of all such policies and all renewals thereof to the Holder, all such policies or contracts to be on terms reasonably satisfactory to the Holder.

8.2 Negative Covenants. Focus covenants and agrees to and with the Holder that, unless the Holder consents in writing, so long as the Accumulated Debt or any portion thereof is outstanding:

          (a) Focus will not grant, create, assume or permit to exist any mortgage, pledge, assignment, lien, charge, encumbrance or other security interest, whether fixed or floating, upon any of the assets of Focus other than Permitted Encumbrances;

          (b) Focus will not make any loans or advances to, whether secured or unsecured, or guarantee or otherwise become contingently liable for any obligations of any person, firm or corporation without the Holder's prior written consent, which consent may be withheld for any reason;

          (c) Focus will not in any fiscal year, except in the ordinary course of business, sell or otherwise dispose of any of its assets having in the aggregate a value exceeding $250,000 unless the proceeds therefrom are paid to the Holder and Takai in discharge of outstanding secured loan amounts and such repayment is in accordance with the sharing ratio provided in Section 3 of the Intercreditor Agreement;

          (d) Focus will not merge, consolidate, reorganize or become a party to any other transaction whereby all or substantially all of its assets become the property of any other person, firm or corporation or, in the case of a merger, of the surviving corporation resulting from the merger;

          (e)  Focus will not change its fiscal year end; and

          (f) Focus will not pay salaries, management fees or bonuses except in accordance with existing contracts or usual industry practices.

                                   ARTICLE IX

                                     DEFAULT

9.1 Events of Default. The occurrence of any one or more the following events (each such event being herein called an "Event of Default") shall constitute a default under this Debenture:

          (a) if Focus fails to make any payment to the Holder due under this Debenture or the GSA, whether for principal, interest or otherwise, for more than ten (10) Business Days after its due date;

          (b) if Focus defaults in the performance or observance of any provision contained in this Debenture or the GSA on its part to be performed or observed (other than making a payment referred to in clause (a) above) and such default continues for more than thirty (30) days after the Holder has given Focus written notice of the default;

          (c) the Holder, acting reasonably, is not satisfied on the basis of the financial statements furnished pursuant to Section 8.1(c) with the financial condition of Focus;

          (d) if proceedings are commenced for the dissolution, liquidation or winding up of Focus, unless such proceedings are being actively and diligently contested in good faith by Focus;

          (e) if a default under any indenture or instrument evidencing indebtedness for borrowed money of Focus shall occur and any such indebtedness shall have been lawfully accelerated or shall lawfully be or become due and payable prior to the date on which the same would otherwise have become due and payable;

          (f) if Focus is adjudged or declared bankrupt or becomes insolvent or makes an assignment for the benefit of creditors, or admits in writing its inability to satisfy its debts generally as they become due, or petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any substantial part of its property;

          (g) if a receiver, receiver and manager, receiver-manager, custodian, liquidator or trustee (or any person with like powers) shall be appointed for all or any substantial part of the property of Focus, provided that such appointment shall not constitute an Event of Default if and for so long as:

               (i) Focus obtains within two (2) Business Days of such appointment an order of a court of competent jurisdiction staying such appointment and such order (or a replacement thereof to similar effect) remains in full force and effect; or

               (ii) Focus disputes and continues to dispute such appointment and provides or causes to be provided to the Holder, such security as the Holder, acting reasonably, shall require for payment of such sum as may be necessary to discharge such appointment, and for the purposes hereof it is agreed that the Holder, in determining whether any proposed security is sufficient, may assume the validity of any such appointment and of the powers purported to be granted to the person so appointed;

          (h) if any representation or warranty made in this Debenture by Focus or any information furnished in writing to the Holder by Focus before or after the date hereof proves to have been incorrect in any material adverse respect when made or furnished;

          (i) if a writ, execution or attachment or similar process is issued or levied against all or a substantial portion of the property of Focus in connection with any judgment against Focus, as the case may be, in any amount which materially affects the assets of Focus, as the case may be, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed or unless being actively and diligently contested by Focus, in good faith within sixty (60) days after its entry, commencement or levy;

          (j) if an encumbrancer or lienor takes possession of any substantial part of the properties or assets of Focus, unless Focus disputes and continues to dispute such possession in good faith and provides to the Holder, such security for the payment of such encumbrance or lien as the Holder shall reasonably require;

          (k) if an order is made or legislation enacted by any competent body having authority for the expropriation, confiscation, forfeiture, escheating, other taking or compulsory divestiture, whether or not with compensation, of all or a significant portion of the assets of Focus and such order or legislation remains in effect and has not been stayed by a court of competent jurisdiction for a period of more than thirty (30) days from the date of pronouncement of the order or enactment of the legislation, as the case may be;

          (l) if there has been a material adverse change in the businesses, operations, assets, financial or other condition of Focus, since the date hereof;

          (m) if judgment in excess of $50,000 is granted against Focus in respect of which Focus does not have insurance coverage and the same remains undischarged or unsatisfied after the time for appeal therefrom has expired without Focus having appealed the judgment and obtaining a stay of execution of the judgment, provided that such judgment shall not constitute an Event of Default if Focus provides or causes to be provided to the Holder such security as the Holder, acting reasonably, shall require for the payment of such judgment; or

          (n) if Focus declares a dividend on any class or series of shares other than as required on its issued and outstanding Series T Preferred Stock and Series M Preferred Stock.

9.2 Termination and Acceleration. Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the Holder may, by notice to Focus, do any or all of the following:

          (a) declare the entire principal amount of the Loan, all interest accrued thereon and all fees and other amounts required to be paid by Focus hereunder, to be immediately due and payable without the necessity of further notice or demand for payment, presentment for payment, protest, notice of dishonor or any other notice whatsoever (all of which are hereby expressly waived) and proceed to exercise any and all rights under this Debenture and the GSA; or

          (b) request from Focus such additional financial, marketing, sales or other information (referred to herein as "Financial Information") as the Holder may reasonably request to permit the Holder to determine whether to waive the Event of Default. The Holder will keep confidential all Financial Information disclosed to it by Focus hereunder and not copy, disclose or make any use of, Financial Information.

9.3 Remedies Cumulative and Waivers. It is expressly understood and agreed that the respective rights and remedies of the Holder under this Debenture and the GSA are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Holder of any right of remedy for a default or breach of any term, covenant, condition or agreement contained in this Debenture and the GSA shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Holder may be lawfully entitled for such default or breach. Any waiver by the Holder of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained or contained in the GSA and any indulgence granted either expressly or by course of conduct, by the Holder shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Holder under this Debenture or the GSA.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1 Costs and Expenses. Focus shall pay promptly all costs and expenses incurred by the Holder in connection with the preparation, execution, delivery and registration of this Debenture and the GSA, and in connection with arranging the establishment of the loan hereby established and reasonable out-of-pocket expenses of the Holder's counsel with respect thereto and with respect to advising the Holder as to its rights and responsibilities under this Debenture and the GSA. Except for ordinary expenses of the Holder relating to the day-to-day administration of this Debenture and the GSA and not involving the preparation or review of any waiver, consent or amendment, Focus further agrees to pay all reasonable costs and expenses incurred by the Holder (including reasonable fees and expenses of counsel, accountants and other experts), in connection with the preservation or enforcement of rights of the Holder under this Debenture and the GSA including, without limitation, all reasonable costs and expenses sustained by the Holder as a result of any failure by Focus to perform or observe its obligations contained in this Debenture and the GSA.

10.2 Notices. Any notice, demand or other communication to be made in respect of this Debenture may be made or given by personal delivery, registered mail or facsimile transmission to the parties as follows:

          (a)  if to Focus:

                  Focus Surgery, Inc.
                  3940 Pendelton Way
                  Indianapolis, Indiana 46226
                  Attention: President
                  Fax No.: (317) 541-1581

          (b)  if to the Holder:

                  Misonix, Inc.
                  1938 New Highway
                  Farmingdale, New York 11735
                  Attention: President
                  Fax No.: (631) 694-9412

or at such other addresses or facsimile numbers as may be designated by written notice given by the other party from time to time.

10.3 Successors and Assigns. This Debenture shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and enure to the benefit of Focus and the Holder and their respective successors and permitted assigns. Focus shall not have the right to assign its rights hereunder or any interest herein. Subject to all applicable securities laws, the Holder from time to time (y) may grant a participation in all or any part of the Loan to any third party (a "Participant"), after notice to but without any requirement of consent by Focus, and (z) with the prior written consent of Focus (which consent shall not be unreasonably withheld), may assign all or any part of its rights and obligations under this Debenture to any third party (an "Assignee"). The Holder may give any Participant or Assignee copies of financial statements and other reports and all other information furnished to it by or on behalf of Focus for the purposes of this Debenture. Without limitation of its obligations hereunder, Focus shall, at its sole cost and expense, give such certificates, acknowledgments and further assurances in respect of this Debenture and the Loan as the Holder may require in connection with any participation or assignment pursuant to this Section. The Holder shall act on behalf of all its Participants and Assignees in all dealings with Focus in respect of the Loan, until such time as an Event of Default occurs as a result of Focus' failure to pay any amount on account of principal or interest owing under or by virtue of this Debenture. Save as aforesaid, any Participant or Assignee shall be entitled to the full benefit of this Debenture to the same extent as if it were an original party in respect of the rights and obligations granted or assigned to it.

10.4 Entire Agreement. This Debenture constitutes the entire agreement between the parties hereto and cancels and supersedes any prior agreements, undertakings, declarations, commitments and representations, written or oral, in respect thereof.

10.5 Amendments. Any provision of this Debenture or the GSA may be amended only if Focus and the Holder so agree in writing.

10.6 Further Assurances. Focus agrees that it will, at the request of the Holder, do all such further acts and execute and deliver all such further assurances and documents as may be reasonably required by the Holder to carry out the intent of this Debenture.

         IN WITNESS WHEREOF this Debenture has been duly executed as of the date first above written.

                                      FOCUS SURGERY, INC.

                                      By: /s/ Narendra T. Sanghvi
                                          ------------------------------------
                                              Narendra T. Sanghvi,
                                              President and CEO

                                      MISONIX, INC.

                                      By: /s/ Michael A. McManus
                                          ------------------------------------
                                              Michael A. McManus, Jr.,
                                              President and CEO